Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Atlantic Tele-Network, Inc.
May 3, 2007		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports First Quarter 2007 Results

First Quarter 2007 Highlights

•                  Net earnings increase 68% to $6.9 million

•                  Revenue increases 26% to $43.5 million

Salem, MA (May 3, 2007) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the quarter ended March 31, 2007.  For the three months ended March 31, 2007, revenue was $43.5 million, an increase of $9.0 million or 26% as compared to revenue of $34.5 million for the three months ended March 31, 2006.  For the three months ended March 31, 2007, net earnings were $6.9 million as compared to $4.1 million for the same period in 2006, an increase of $2.8 million or 68%.

On a per share basis, net earnings increased by 36% to $0.45 per diluted share (on 15.3 million shares) from $0.33 per diluted share (on 12.5 million shares) for the quarter ended March 31, 2006. Per share data for the three months ended March 31, 2007 were affected primarily by the Company’s sale of 2.6 million shares of common stock in the third quarter of 2006.  Share and per share amounts for all periods also reflect the effects of the 5-for-2 split of common stock, which took place on March 31, 2006.

“All in all, it was a good start to the year.” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc. “Revenue from our expanding wireless operations continues to be the main driver of our growth, but our other revenue lines also showed healthy increases for the quarter.  Local telephone and data revenues benefited from a full quarter of Sovernet’s operating results, from slow but steady growth in access lines in Guyana and from strong demand for our wireless broadband services in the U.S. Virgin Islands.  International long distance revenues, which are generated primarily by calls terminating on our wireless and wireline networks in Guyana, grew nicely after many flat quarters, helped in part by Guyana’s hosting of the Cricket World Cup matches in late March and the Rio Group Summit in late February.

For wireless revenue, the major factors driving growth were similar to previous periods:  network expansion and traffic growth in the rural United States and network expansion and subscriber growth in Guyana.  Commnet’s network expansion over the past year has been concentrated in the rural Southwest, and, in addition to the growth in revenue, we have seen increased operating efficiencies in the region positively impact our operating margins.  In Guyana, we were especially pleased that our team was able to continue increasing subscribers in the face of a more aggressive competitor.  This subscriber growth did, however, come at a cost.  We spent nearly three times as much on sales and marketing in Guyana than a year earlier, much of it on handset promotions.  While we are unlikely to continue that level of spending indefinitely, we believe that it is in GT&T’s long-term interests to continue to be aggressive in its marketing activities.”

First Quarter 2007 Operating Highlights

As was previously announced, the Company completed the acquisition of Sovernet, Inc., a Vermont telephone and data services provider, in February 2006.  The Company’s results for the quarter ended March 31, 2006 reflect Sovernet only since the date of acquisition.

The Company generated the following operating results for the quarter ended March 31, 2007 (unless otherwise indicated, all information is compared against the quarter ended March 31, 2006):

Wireless Revenue  Wireless revenue increased by $4.9 million, or 37%, to $18.2 million from $13.3 million.  More than half of this increase was attributable to the continued expansion of our rural wireless network, along with growth in minutes of use and increases in data and international roaming revenue. We ended the quarter with a total of 229 GSM and CDMA base stations in our U.S. network, compared to 154 on March 31, 2006.  Our retail wireless business in Guyana generated the balance of the increase in wireless revenue.  Wireless revenue in Guyana increased by approximately $2.0 million, reflecting the growth of our wireless customer base from 246,000 subscribers to 310,000 subscribers. Of this number, approximately 262,000 use GSM service as compared to 136,000 GSM subscribers a year ago and 215,000 at the end of December 2006.

Local Telephone and Data Revenue  Local telephone and data revenue increased $2.3 million, or  25%, to $11.5 million from $9.2 million.  Of this increase, $1.5 million was attributable to the addition of Sovernet, which was acquired on February 10, 2006.  Excluding that contribution, local telephone and data revenue generated by our Guyana and Virgin Islands operations increased by $0.8 million, or 11%.  Access lines at GT&T increased from approximately 114,000 to 123,000, or 8%.  In the Virgin Islands, our broadband wireless subscriber base doubled, contributing almost half of the remaining increase in revenues.

International Long Distance Revenue and Other Revenue  International long distance revenue, all of which is generated by our GT&T subsidiary, was $12.9 million during the first quarter, an increase of $1.7 million, or 15%, from $11.2 million in 2006.  This increase resulted from a substantial growth in wireless subscribers within Guyana (for both GT&T and its competitor, which uses GT&T’s international network) and certain non-recurring events during the quarter such as Guyana’s hosting of Cricket World Cup matches and the Rio Group Summit helped drive traffic volumes to unexpected levels. Inbound minutes represented 87% of international traffic for the quarter.  Other revenue increased primarily as a result of an 11% increase in television subscribers in our Virgin Islands operations and as a result of price increases for most of our television packages.

Operating Expenses  Operating expenses increased by $7.2 million, or 31%, from $23.0 million to $30.2 million for the first quarter 2006 and 2007, respectively.  Of this increase, $3.0 million is attributable to increased sales and marketing efforts at GT&T, including wireless handset promotions, advertising and sales commissions. A further $1.5 million of this increase is related to increased termination and access fees as well as engineering and operations costs at Commnet and GT&T as a result of expanding our wireless networks in the United States and Guyana, and increased year over year traffic growth.  The balance of the increase in operating expenses is predominantly a result of increased depreciation and amortization expense, additional overhead costs to support our growth and the impact of a full quarter of operating expenses at Sovernet.

Operating Income  Operating income increased by $1.7 million, or 15%, from $11.6 million to $13.3 million.  The increase primarily reflects the growth in our rural wireless and Virgin Islands businesses.

Bermuda Digital Communications  Equity in the earnings from BDC, our Bermuda affiliate, stayed level at $0.5 million for the first quarter 2006 and 2007.  Wireless subscribers were down slightly from December 31, 2006, although we maintained our position as the largest of the three competitive cellular providers in Bermuda and managed to increase post-paid subscribers since the end of 2006.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday May 4, 2007 at 10:00 a.m. Eastern time (EDT) to discuss its first quarter results for 2007.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 837-5450 and International: (212) 676-4905.  A replay of the call will be available from 12:00 p.m. (EDT) May 4, 2007 until 11:59 p.m. (EDT) on May 11, 2007. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21337369.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company with corporate offices in Salem, Massachusetts and St. Thomas, U.S. Virgin Islands.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international service, as well as the largest cellular service provider, in the Cooperative Republic of Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the U.S. Virgin Islands.  The Company also owns 43% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of cellular voice and data services in Bermuda.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company, including the relative contributions of Commnet and Sovernet; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and long distance telephone services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers;  (7) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (8) economic, political and other risks facing our foreign political operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) any loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; (16) the likely reduction of our economic interest in our Bermuda affiliate in 2008; and (17) our ability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which is on file with the SEC.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	March 31,
	2006	2007
Assets:
Cash and Cash Equivalents	$60,543	$56,708
Other Current Assets	30,596	30,180

Total Current Assets	91,139	86,888

Fixed Assets, net	138,573	141,058
Goodwill and Other Intangible Assets, net	59,733	66,085
Other Assets	13,169	13,533

Total Assets	$302,614	$307,564

Liabilities and Stockholders’ Equity:
Current Liabilities	$35,041	$34,418

Long Term Debt	50,000	50,000
Other Liabilities	12,871	13,102

Total Liabilities	97,912	97,520

Minority Interests	25,932	25,522

Stockholders’ Equity	178,770	184,522

Total Liabilities and Stockholders’ Equity	$302,614	$307,564

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended March 31,
	2006	2007
Revenue:
Wireless	$13,312	$18,172
Local Telephone and Data	9,191	11,467
International Long Distance	11,171	12,920
Other Revenues	847	978

Total Revenue	34,521	43,537

Operating Expenses:
Termination and Access Fees	5,285	6,177
Internet and Programming	750	849
Engineering and Operations	4,347	5,764
Sales, Marketing and Customer Services	1,930	5,096
General and Administrative	4,719	5,636
Depreciation and Amortization	5,793	6,501
Non-Cash Stock Based Compensation	128	214

Total Operating Expenses	22,952	30,237

Operating Income	11,569	13,300
Other Income (Expense):
Interest Income (Expense), net	(662)	369
Other Income (Expense)	278	387

Other Expense, net	(384)	756

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	11,185	14,056
Income Taxes	6,465	6,664

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	4,720	7,392
Equity in Earnings of Unconsolidated Affiliates	466	455
Minority Interests	(1,097)	(949)

Net Income	$4,089	$6,898

Net Income Per Share
Basic	$0.33	$0.46
Diluted	$0.33	$0.45
Weighted Average Common Shares Outstanding
Basic	12,486	15,151
Diluted	12,544	15,321